UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 27, 2004
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On December 27, 2004, DVS sold 738,768 shares of its 8% Series C convertible preferred stock (the "Preferred Stock") and 369,383 Class A warrants (the "Class A Warrants") (collectively, the Preferred Stock and Class A Warrants are referred to as the "Units" or the "Securities") in a private transaction when a total of six accredited investors exercised their "green shoe warrants" that had been issued as part of the September 20, 2004 private placement. Each Unit consisted of one share of Preferred Stock and 50% warrant coverage. The investors included Empire Capital and its affiliates and Glenbrook Capital, L.P., both of whom beneficially own more than 5% of the Common Stock of DVS. The consideration paid for the Securities was $0.61 per Unit (the "Purchase Price"), for aggregate gross proceeds of $450,648.48 to DVS. There were no commissions.

The Class A Warrants are exercisable for five years at an exercise price of $0.61, subject to adjustment. In the event any Preferred Stock remains outstanding on September 20, 2007, DVS will issue a five-year Class B warrant for 50% of the number of shares of common stock into which the then-outstanding Preferred Stock is then convertible, also exercisable at $0.61 per share. The Preferred Stock will automatically convert into common stock in the event DVS' common stock trades at or above 200% of the $0.61 Purchase Price for 20 consecutive trading days. DVS may redeem the Preferred Stock at various prices beginning at 135% of the Purchase Price and at decreasing prices thereafter.

DVS issued and sold such Securities pursuant to certain exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) and Section 4(6) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: December 29, 2004